Exhibit 4.4

STEALTHGAS INC.

2015 EQUITY COMPENSATION PLAN

(Effective as of September 17, 2015)

1.	Purpose of the Plan

The purpose of this 2015 Equity Compensation Plan (the “Plan”), effective as of September 17, 2015 (the “Effective Date”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers, other employees and persons who provide services to the Company and its Subsidiaries, and to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders and (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value.

2.	Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1 “Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive Shares or cash.

2.2 “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3 “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” has the meaning set forth in a Participant’s employment, severance, or change in control agreement, or if there is no such agreement or such agreement does not include a definition of Cause, then, “Cause” means (a) material non-compliance with a law or regulatory rule applicable to the Company’s business or any material Company policy; (b) misconduct that causes harm to the Company or its employees, or puts the Company or any of its employees at material risk of harm; (c) failure to follow specific reasonable directions of the Company or its designees; or (d) engaging in criminal behavior that constitutes a felony or risks harm to the reputation of the Company.

2.6 “Change in Control” means:

(a) any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the voting stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of the Company; provided that, the transfer of 100% of the voting stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office; or

(c) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons.

Notwithstanding the foregoing, the Committee may provide for a different definition of “Change in Control” in an Award Agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.8 “Committee” means the committee appointed by the Board to administer the Plan or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.9 “Company” means StealthGas Inc., a corporation organized under the laws of the Republic of the Marshall Islands.

2.10 “Dividend-Equivalent Right” means the right to receive an amount, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.11 “Fair Market Value” means (a) the closing price of a Share on the date of calculation (or on the last preceding trading date if Shares were not traded on such date) if Shares are readily tradeable on a national securities exchange or other market system or (b) if Shares are not readily tradeable on a national securities exchange or other market system, the amount determined in good faith by the Committee as the fair market value per Share.

2.12 “Good Reason” has the meaning set forth in a Participant’s employment, severance, or change in control agreement, or if there is no such agreement or such agreement does not include a definition of Good Reason, Good Reason shall not apply to a Participant, unless otherwise provided in an Award Agreement.

2.13 “Participant” means any individual who has been granted an Award under the Plan.

2.14 “Person” means any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

2.15 “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.16 “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

3.	Administration

3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board, unless the Board shall appoint a different committee. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any director of the Company who is not otherwise employed by the Company.

3.2 Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a) adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b) correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c) make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d) make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan. All determination and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

(e) Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.3 Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Limitations on Awards

4.1 Aggregate Number of Shares Available for Awards. The aggregate number of Shares for which Awards may be granted under this Plan shall not exceed 10% of the number of Shares issued and outstanding at the time any Award is granted.

4.2 Type of Shares Deliverable. The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, or Shares acquired in the market for the account of a Participant.

4.3 Share Counting. If and to the extent Stock Options (as defined below) or Stock Appreciation Rights (as defined below) granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any other Awards payable in Shares are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. Shares surrendered in payment of the exercise price of a Stock Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If Stock Appreciation Rights are exercised and settled in Shares, the full number of Shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the Stock Appreciation Rights. To the extent that Awards are designated in an Award Agreement to be paid in cash, and not in Shares, such Awards shall not count against the share limit in Section 4.1. For the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan.

5.	Awards

5.1 Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary, (b) individuals who are members of the Board and not otherwise employed by the Company or any Subsidiary, (c) any other individual or entity who provides substantial personal services to the Company or any Subsidiary, (d) any individual who has agreed to become an employee of the Company or a Subsidiary, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment, and (e) individuals formerly employed by the Company or any Subsidiary as compensation in respect of their employment with the Company or any Subsidiary.

5.2 Type of Awards. The Committee shall have the discretion to determine the type of Awards to be granted under the Plan. Such Awards may be in a form payable in either Shares or cash, including, but not limited to, options to purchase Shares (“Stock Options”), restricted Shares, bonus Shares, appreciation rights (“Stock Appreciation Rights”), Share units, performance units and Dividend-Equivalent Rights. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an Award in the nature of a purchase right (e.g., Stock Options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

5.3 Terms and Conditions of Awards. The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, base price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, and any restrictive covenant obligations (such as confidentiality, non-competition and non-solicitation covenants) and clawback or recoupment provisions, as the Committee may deem advisable, based in each case on such considerations as the Committee shall determine). Notwithstanding the foregoing but subject to Section 7, (a) the price per Share at which Shares may be purchased upon the exercise of a Stock Option shall not be less than 100% of the Fair Market Value per Share on the date of grant of such Stock Option; (b) with respect to Stock Appreciation Rights, the base price per Share from which stock appreciation is measured shall not be less than 100% of the Fair Market Value of such Share on the date of grant of the Stock Appreciation Right; (c) Dividend-Equivalent Rights shall not be granted with respect to Stock Options or Stock Appreciation Rights; and (d) dividends and Dividend-Equivalent Rights with respect to unvested Share units, restricted Shares and bonus Shares which vest based on performance shall vest and be paid only if and to the extent the underlying Award vests and is paid, as determined by the Committee. The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered, except as otherwise provided in Section 5.4. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote Shares and, subject to Section 5.3(c) and (d) above, to receive any dividends paid on such Shares during the restriction period, if any, with respect to any Awards for which Shares are issued on the date of grant (e.g., restricted Shares and bonus Shares) and any such conditions or limitations shall be set forth in the Award Agreement in respect of such Awards.

5.4 Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (a) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Stock Options or base price of such Stock Appreciation Rights, (b) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original Stock Options or Stock Appreciation Rights or (c) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

5.5 Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 5.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

6.	Change in Control

6.1 Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

6.2 Vesting Upon Certain Terminations of Employment. Unless the Award agreement provides otherwise, if a Participant’s employment is terminated by the Company without Cause, or the Participant terminates employment for Good Reason, in either case upon or within 12 months following a Change in Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 6.2 shall be calculated.

6.3 Other Alternatives. In the event of a Change in Control, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may determine that vesting of outstanding Awards shall automatically accelerate and such Awards shall become fully exercisable (to the extent applicable) and the restrictions and conditions on outstanding Awards shall immediately lapse; (b) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards, in such amount and form as may be determined by the Committee; (c) the Committee may require that Participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Stock Option exercise price or Stock Appreciation Right base price, and (d) after giving Participants an opportunity to exercise all of their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the Fair Market Value of a Share does not exceed the per share Stock Option exercise price or Stock Appreciation Right base price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or Stock Appreciation Right.

7.	Adjustments

If there is any change in the number or kind of Shares outstanding (a) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value, or (d) by reason of any other extraordinary or unusual event affecting the Company’s outstanding capital stock without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of Shares available for issuance under the Plan, the kind and number of Shares covered by outstanding Awards, the kind and number of Shares issued and to be issued under the Plan, and the price per Share or the applicable market value of such Awards and the exercise price, base price or purchase price relating to any Award shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company capital stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary or any business unit, or in response to changes in applicable laws, regulations, or accounting principles. Any adjustments determined by the Committee shall be final, binding and conclusive.

8.	General Provisions

8.1 Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2 Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3 No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its

Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4 Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold Shares or receive or accept Shares by way of repurchase, Participant services, or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have Share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award.

8.5 Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholders approval is required by any applicable law, regulation or stock exchange rule, and the Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. Subject to Section 5.4, the Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5.

8.6 No Right to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8 Company Policies. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

8.9 Jurisdictional Provisions. The Committee may make Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of any applicable jurisdiction, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

8.10 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.11 Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.12 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Republic of the Marshall Islands.

8.13 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.14 Plan Termination. Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the date the Company’s stockholders originally approved the Plan (September 17, 2015) or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.